Exhibit 99.1: Peoples Financial Corporation Press Release Dated July 26, 2017

FOR IMMEDIATE RELEASE

For more information, contact:

Paul D. Guichet, Vice President

228-435-8761

pguichet@thepeoples.com

PEOPLES FINANCIAL CORPORATION REPORTS RESULTS FOR

SECOND QUARTER OF 2017

BILOXI, MS (July 26, 2017 )—Peoples Financial Corporation (NASDAQ Capital Market: PFBX), parent of The Peoples Bank, reported net income of $1,153,000 for the second quarter of 2017, compared to net income of $61,000 for the second quarter of 2016, announced Chevis C. Swetman, chairman and chief executive officer of the holding company and the bank.

Earnings for the six-month period ending June 30, 2017 were $1,227,000 compared to $137,000 for the same period the prior year. Net income for the second quarter of 2017 included a non-recurring gain of $429,000 from the redemption of death benefits on bank owned life insurance. Additionally, during the second quarter of 2017 the company recorded a tax benefit of $338,000, which reflects a correction to expected refunds for prior years.

Loans past due 90 days and still accruing for the second quarter of 2017 were $13,000 compared to $287,000 for the same period the prior year. The allowance for loan losses as a percentage of total loans was 1.91% as of June 30, 2017 as compared to 2.18% as of June 30, 2016.

For the second quarter of 2017, nonaccrual loans decreased to $13,705,000 compared to $14,755,000 for the same period last year. As of June 30, 2017, Other Real Estate (“ORE”) decreased to $7,358,000 compared to $8,737,000 as of June 30, 2016.

“We are pleased with our financial results for the second quarter and continued asset quality improvement,” said Swetman. “We look forward to continuing this positive momentum into the remainder of 2017,” he added.

Earnings per weighted average common share for second quarter of 2017 were $0.23, compared to $0.01 per weighted average common share in the second quarter of 2016. Per share figures are based on weighted average common shares outstanding of 5,123,186 for the three-month periods ended June 30, 2017 and June 30, 2016.

The Company’s primary capital ratio was 14.40% as of June 30, 2017, compared to 15.36% at the end of the same period in 2016.

Founded in 1896, with $654 million in assets as of June 30, 2017, The Peoples Bank operates 18 branches along the Mississippi Gulf Coast in Hancock, Harrison, Jackson and Stone counties. In addition to a comprehensive range of retail and commercial banking services, the bank also operates a trust and investment services department that has provided customers with financial, estate and retirement planning services since 1936.

The Peoples Bank is a wholly-owned subsidiary of Peoples Financial Corporation, listed on the NASDAQ Capital Market under the symbol PFBX. Additional information is available on the Internet at www.thepeoples.com.

This news release contains forward-looking statements and reflects industry conditions, company performance and financial results. These forward-looking statements are subject to a number of risk factors and uncertainties which could cause the Company’s actual results and experience to differ from the anticipated results and expectation expressed in such forward-looking statements.

PEOPLES FINANCIAL CORPORATION

(In thousands, except per share figures) (Unaudited)

EARNINGS SUMMARY

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Net interest income	$4,253	$4,283	$8,575	$8,821
Provision for loan losses	30	24	56	137
Non-interest income	2,175	1,528	3,717	3,171
Non-interest expense	5,583	5,648	11,347	11,640
Income taxes (benefit)	(338)	78	(338)	78
Net income	1,153	61	1,227	137
Earnings per share	.23	.01	.24	.02

TRANSACTIONS IN THE ALLOWANCE FOR LOAN LOSSES

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Allowance for loan losses, beginning of period	$5,482	$7,564	$5,466	$8,070
Recoveries	13	187	62	231
Charge-offs	(44)	(666)	(103)	(1,329)
Provision for loan losses	30	24	56	137

Allowance for loan losses, end of period	$5,481	$7,109	$5,481	$7,109

ASSET QUALITY

	June 30,
	2017	2016
Allowance for loan losses as a percentage of loans	1.91%	2.18%
Loans past due 90 days and still accruing	$13	$287
Nonaccrual loans	13,705	14,755

PERFORMANCE RATIOS (annualized)

	June 30,
	2017	2016
Return on average assets	.36%	.04%
Return on average equity	2.72%	.29%
Net interest margin	2.88%	3.05%
Efficiency ratio	93%	98%
Primary capital	14.40%	15.36%

BALANCE SHEET SUMMARY

	June 30,
	2017	2016
Total assets	$653,761	$668,459
Securities	272,035	230,414
Loans	286,469	326,425
Other real estate	7,358	8,737
Total deposits	542,332	547,523
Shareholders’ equity	91,933	94,615
Book value per share	17.94	18.47
Weighted average shares	5,123,186	5,123,186